EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:              Theresa M. Wasko, Treasurer & CFO
Telephone Number:     610-965-5959
E-mail:               twasko@eastpennbank.com

                 EAST PENN FINANCIAL CORPORATION REPORTS RECORD
                    EARNINGS FOR THE 22ND CONSECUTIVE QUARTER

     (October 21, 2004) - EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC: EPEN), parent of East Penn Bank, today announced record earnings of $831,000 for the third quarter of 2004, representing a 12.3% increase over third quarter 2003 earnings of $740,000. Basic and diluted earnings per share for the third quarter of 2004 increased 18.2% to $0.13 per share as compared with $0.11 per share for the third quarter of 2003.

     Earnings for the nine months ended September 30, 2004 were $2,392,000, or 20.9% ahead of earnings of $1,979,000 for the nine months ended September 30, 2003. Basic and diluted earnings per share increased 26.7% to $0.38 for the first nine months of 2004 from $0.30 for the first nine months of 2003. The company's annualized return on average stockholders' equity was 16.12% for the nine months ended September 30, 2004 in comparison with 12.57% for the same period in 2003.

     Commenting on 2004 third quarter results, Brent L. Peters, President and Chief Executive Officer, stated, "We are pleased to announce another very successful quarter where our double-digit earnings growth reflects solid financial results in this challenging and rapidly changing economic environment. The company continues to exhibit solid organic growth, which we attribute to our core banking business, which emphasizes personal and quality service to our customers. In addition, our business development initiatives continue to translate into increased loan growth of 15.6%, thus creating a strong pipeline of future loan closings and greater market share. Considering this growth, asset quality continues to remain at a strong level."

     The increase in 2004 third quarter earnings is attributable to a 14.8% increase in net interest income over third quarter 2003, which resulted from higher interest-earning asset volumes. The net interest margin on a fully tax equivalent basis for the quarter ending September 30, 2004 was 3.76% compared with 3.89% for the same period in 2003. The decline in the net interest margin is attributable to a decline in loan yields, but was mitigated by managing the cost of funds. The provision for loan losses increased 13.2% primarily to accommodate loan growth of 15.6%. Operating expenses for the third quarter of 2004 increased 7.4% over third quarter of 2003 as a result of the company's growth. Other income declined 16.5% as a result of less gains on sales from available for sale securities and less fee income from mortgage banking activities.

     Asset quality continues to remain strong for the third quarter of 2004, considering that the percentage of non-performing assets to total assets is 0.35%, as compared with 0.28% for the third quarter of 2003. Net charge-offs as a percentage of average loans decreased to 0.02% for the third quarter of 2004 from 0.06% for the third quarter of 2003.

     East Penn Financial Corporation, with assets of $352.6 million, is a locally owned bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community- and customer-oriented bank, incorporated in 1990, which currently operates 7 branch locations serving the Lehigh Valley.

     Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
                  --------------------

          This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.


East Penn Financial Corporation
Consolidated Selected Financial
Information


                                                                 September 30,             December 31,
(in thousands, except per share data)                         2004            2003             2003
                                                           -------------------------   ----------------
                                                                   (Unaudited)                (Audited)
Balance Sheet Data:
Total assets                                                   $352,602      $312,873           $337,939

Securities available for sale                                    92,229        84,699            106,230

Securities held to maturity, at cost                              1,045         1,052              1,051

Mortgages held for sale                                           2,794         3,468                956

Total loans (net of unearned discount)                          231,379       200,201            207,016

Allowance for loan losses                                         2,772         2,396              2,403

Premises and equipment, net                                       7,522         6,116              6,181

Non-interest bearing deposits                                    42,118        37,666             36,961

Interest bearing deposits                                       242,561       238,500            242,937
                                                           --------------------------   ----------------
Total deposits                                                  284,679       276,166            279,898
Federal funds purchased and securities

  sold under agreements to repurchase                            12,901         6,570              4,512

Other borrowings                                                 25,000             -             25,000

Junior subordinated debentures                                    8,248         8,000              8,000

Stockholders' equity                                             20,897        20,757             19,543

Common shares outstanding                                     6,300,260     6,604,452          6,299,160
Book value per share                                              $3.32         $3.14              $3.10



                                           Three Months            Nine Months
                                        Ended September 30,     Ended September 30,
(in thousands, except per share data)     2004        2003        2004       2003
                                        -------------------     -------------------
                                            (Unaudited)             (Unaudited)
Statement of Income Data:
Total interest income                   $ 4,270     $ 3,792     $12,429     $10,980

Total interest expense                    1,263       1,173       3,797       3,476
                                        -------------------     -------------------
Net interest income                       3,007       2,619       8,632       7,504

Provision for loan losses                   129         114         412         342
                                        -------------------     -------------------
Net interest income after provision       2,878       2,505       8,220       7,162

Other income                                495         593       1,556       1,524

Other expenses                            2,271       2,114       6,628       6,057
                                        -------------------     -------------------

   Net income before taxes                1,102         984       3,148       2,629

Income tax expense                          271         244         756         650
                                        -------------------     -------------------

 Net income                             $   831     $   740     $ 2,392     $ 1,979
                                        ===================     ===================
Basic earnings per share (1)            $  0.13     $  0.11     $  0.38     $  0.30
Diluted earnings per share (2)          $  0.13     $  0.11     $  0.38     $  0.30

Cash dividends per common share              --          --     $  0.16     $  0.10



                                                                     Nine Months
                                                                 Ended September 30,
                                                                 2004           2003
                                                                 --------------------
                                                                     (Unaudited)
Selected Financial Ratios:
Return on average equity                                         16.12%        12.57%
Return on average assets                                          0.93%         0.91%
Net interest margin (3)                                           3.76%         3.89%
Efficiency ratio of operating expenses
  as a percentage of revenues (3)                                62.41%        61.64%
Tier 1 leverage capital                                           7.78%         8.70%
Net loans (4) as a percent of deposits                           81.28%        72.49%
Average equity to average assets                                  5.74%         7.26%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)                       1.20%         1.20%
Allowance for loan losses /
   Non-performing assets (5)                                    225.37%       269.52%
Non-accrual loans / Total loans (4)                               0.51%         0.23%
Non-performing assets / Total assets                              0.35%         0.28%
Net charge-offs / Average loans (4)                               0.02%         0.06%


(1)  Based  upon  the  weighted   average  number  of  shares  of  common  stock
     outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3)  Calculated on a fully tax equivalent basis assuming a tax rate of 34%.
(4)  The  term  "loans"   includes  loans  held  in  the  portfolio,   including
     non-accruing  loans,  and  excludes  loans  held  for  sale.
(5)  Includes non-accrual loans.